UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 1, 2020
Date of Report (Date of earliest event reported)

TELOS CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-08443	52-0880974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19886 Ashburn Road,
Ashburn, Virginia	20147-2358
(Address of principal executive offices)	(Zip Code)

(703) 724-3800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of this Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of  the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the  extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On October 5, 2020, the Company entered into a Membership Interest Purchase Agreement (“Purchase Agreement”) between the Company and Hoya ID Fund A, LLC (“Hoya”) that contemplates the purchase by the Company of all of the Class B Units of Telos ID (“Telos ID Units”) owned by Hoya (the “Telos ID Purchase”). Upon the closing of the Telos ID Purchase, Telos ID will become a wholly owned subsidiary of the Company. The successful consummation of the initial public offering of the Company’s common stock (the “IPO”) is a condition to the closing of the Telos ID Purchase. If the IPO is not consummated, the Telos ID Purchase will not occur.

As consideration for the Telos ID Units, the Company will pay a purchase price to Hoya or its members consisting of (a) the payment to Hoya of $30 million and (b) the issuance to Hoya or its members of that number of shares of the Company’s common stock equal to twelve percent (12%) of the total number of shares of common stock that are issued and outstanding following (i) the issuance of such shares of common stock to Hoya or its members and (ii) the closing of the IPO. As a condition to the Telos ID Purchase, Hoya or the members of Hoya will enter into lock-up agreements with the underwriters in the IPO to restrict the trading of the common stock issued to Hoya or its members for 180 days.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is substantially in the form attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On October 6, 2020, Telos Corporation (the “Company”) entered into a voting and support agreement (the “Voting Agreement”) with certain holders (the “Preferred Stockholders”) of approximately thirty-two percent (32%) of the Company’s outstanding 12% Cumulative Exchangeable Redeemable Preferred Stock (the “Public Preferred Stock”).  Under the Voting Agreement, each of the Preferred Stockholders agreed, among other things, to consent to certain amendments to the Company’s Amended and Restated Articles of Incorporation (the “Charter”) with respect to the Public Preferred Stock.  These amendments provide that, upon a qualified initial public offering of the Company’s common stock, each issued and outstanding share of Public Preferred Stock would be converted into the right to receive ninety percent (90%) of the liquidation value of the Public Preferred Stock as of such date, which shall be paid eighty-five percent (85%) in cash and fifteen percent (15%) in common stock of the Company (based upon the initial price to the public of the Company’s common stock on the date of the qualified initial public offering).  The proposal to amend the Charter requires the consent of the holders of a majority of the outstanding shares of Public Preferred Stock.

The foregoing summary of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is substantially in the form attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01	Other Events

On October 1, 2020, the Company’s Management Development and Compensation Committee approved an increase to the salary of John B. Wood, the Company’s Chairman and Chief Executive Officer, from $600,000 per year to $700,000 per year. This increase becomes effective on October 1, 2020.

Item 9.01.	Financial Statements and Exhibits

99.1	Membership Interest Purchase Agreement, dated October 5, 2020, by and between Hoya ID Fund A, LLC and the Company.

99.2
Voting and Support Agreement, dated October 6, 2020, by and between the Company and Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value L.P. I, Wynnefield Capital, Inc. Profit Sharing Plan, Wynnefield Small Cap Value Offshore Fund, Ltd., Minerva Advisors LLC, Minerva Group, LP,. Minerva GP, LP, Minerva GP, Inc., Victor A. Morgenstern Grantor Retained Annuity Trust 2020 #2, Judd Morgenstern Revocable Trust, Jennifer Morgenstern Irrevocable Trust, Robyn Morgenstern Irrevocable Trust, Judd Morgenstern Irrevocable Trust and Victor A. Morgenstern Grandchildren Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELOS Corporation

By:	/s/ Michele Nakazawa
Michele Nakazawa
Chief Financial Officer

Date: October 6, 2020